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Prospectus Supplement                                    SEC File No. 333-106713
(To Prospectus Dated July 31, 2003              Filed Pursuant to Rule 424(b)(3)
and Prospectus Supplement Dated
September 11, 2003)

                       Action Products International, Inc.
   3,272,092 Shares of Common Stock Underlying Common Stock Purchase Warrants

         This Prospectus Supplement supplements the Prospectus dated July 31, 2003, as supplemented on September 11, 2003, relating to the prior registration of our public offering of common shares issuable upon exercise of common stock purchase warrants.

Additional Warrant Solicitation Agent

         We have appointed J.P. Turner & Co. LLC to act on a nonexclusive basis as a solicitation agent in connection with the exercise of the warrants pursuant to a Warrant Solicitation Agreement dated August 30, 2003 between us and J.P. Turner & Co.

         Pursuant to the Warrant Solicitation Agreement, we have agreed to pay J.P. Turner & Co. a cash fee of 10% of the total proceeds received from exercises of the Public Warrants, if

         o the market price of our common shares on the date the warrants are exercised is greater than $2.00, the exercise price of the warrants;

         o        you designate in writing that the exercise of the warrants was
                  solicited   by  J.P.   Turner  &  Co.  and  the  name  of  the
                  broker-dealer to receive compensation for such exercise;

         o the warrants are not held in an account over which J.P. Turner & Co. has discretionary authority;

         o disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the warrants; and

         o the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Securities Exchange Act of 1934.

         GunnAllen Financial will also continue to serve, on a nonexclusive basis, as a solicitation agent in connection with the exercise of the warrants as described in the Prospectus Supplement dated September 11, 2003.


          The date of this Prospectus Supplement is October 15, 2003.